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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 12, 2005
(Date of earliest event reported)

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-33275	11-3024080

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 Fifth Avenue, 32nd Floor, New York, New York 10017

(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 7.01. Regulation FD Disclosure.

On January 12, 2005, Warren Resources, Inc. (the “Company”) issued a press release announcing that the Company has elected to fully redeem before maturity its 12% Sinking Fund Bonds due December 31, 2007 (“2007 Bonds”), at their regular redemption price of 102% of the principal amount thereof ($1,020.00 per $1,000.00) plus accrued interest to the redemption date of March 31, 2005.

Additionally, on January 13, 2005, the Company issued a press release announcing that the Company has elected to fully redeem before maturity its 12% Sinking Fund Convertible Bonds due December 31, 2017 (“2017 Bonds”), at their regular redemption price of 106% of the principal amount thereof ($1,060.00 per $1,000.00) plus accrued interest to the redemption date of March 31, 2005.

All interest on 2007 Bonds and 2017 Bonds called for redemption will cease to accrue on and after the Redemption Date of March 31, 2005.

The redemptions are being made under terms of the 2007 Bonds and 2017 Bonds, which permit the Company to redeem them prior to maturity. Notice of redemption of the 2007 Bonds was mailed to 2007 Bondholders of record on January 12, 2005 and notice of redemption of the 2017 Bonds was mailed to 2017 Bondholders of record on January 13, 2005.

The remaining aggregate principal amount outstanding of the 2007 and 2017 Bonds is approximately $14.1 million. As a result of the redemption, U.S. Treasury securities having a fair market value of $4.9 million being held in escrow by the trustee to secure repayment of the 2007 and 2017 Bonds will be released to the Company.

A copy of the press releases announcing the redemptions of the 2007 Bonds and 2017 Bonds is furnished as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits:

99.1	Press Release dated January 12, 2005.

99.2	Press Release dated January 13, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     Date: January 18, 2005

WARREN RESOURCES, INC. (Registrant)
By:	/s/ Norman F. Swanton
Norman F. Swanton,
Chairman and Chief Executive Officer